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                                                             Exhibit 12

              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)


                                                    Nine Months Ended
                                                      September 30,
                                                   1997          1996
                                                 (dollars in thousands)
Earnings:

  Income before provision for income
    taxes                                        $147,683      $159,769
  Interest expense (including $23,221
    for 1997 to fund assets held for
    sale)                                         366,037       368,518
  Implicit interest in rents                        8,012         9,141

Total earnings                                   $521,732      $537,428

Fixed charges:

  Interest expense (including $23,221
    for 1997 to fund assets held for
    sale)                                        $366,037      $368,518
  Implicit interest in rents                        8,012         9,141

Total fixed charges                              $374,049      $377,659


Ratio of earnings to fixed charges                   1.39          1.42

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